Exhibit 10.14

November 18, 2008

Mr. Ralph Edwards
2425 Trenton Woods Way
Raleigh, NC 27607

Dear Ralph:

This letter represents an offer to you to join Capital Bank (the “Bank”) as Senior Vice President and Chief Operations Officer reporting directly to me. In this capacity, you will have overall responsibility for the management of Capital Bank’s Information Technology, Loan Operations, and Deposit Operations areas.

The specifics of our offer are as follows:

Starting Date:  Your start date is on or about December 1, 2008.

Base Salary:  Your beginning base salary will be $165,000 annually and will be subject to review each year, beginning in January, 2010, based on your performance and market factors. Any salary increase would typically be effective February 1st of each year.

Sign-On Bonus:  You will receive a $10,000 sign-on bonus within the first 30 days of employment and an additional $15,000 sign-on bonus in January, 2009. Should you voluntarily terminate employment or be discharged, for cause, within the first 12 months of your employment, you agree to reimburse the Bank this signing bonus. Should you voluntarily terminate employment or be discharged, for cause, within 24 months of your employment, you agree to reimburse the Bank 50% of this signing bonus.

Incentive Plan:  You will be eligible for the Bank’s Management Incentive Plan, beginning in January, 2009. Incentive calculations under this plan are based on budgets and goals recommended by management and approved by the Board of Directors. Currently, the incentive payout for your position is based 80% on overall Bank performance and 20% on the performance of your area. The targeted incentive is 20% of base compensation.

Offer Letter – Ralph J. Edwards
November 18, 2008

Benefits:  You will be eligible for the Bank’s employee benefits package. Details of this program have been provided to you. Additionally, you will be eligible for four weeks of vacation beginning in 2009.

Background, Credit Check and Drug Screening:  This offer is subject to satisfactory background and credit checks and any bank regulatory requirements. Under our Drug-Free Workplace policy, you will also be required to undergo a drug screen within 48 hours of receiving this offer and receive satisfactory results or the offer will be withdrawn. In addition, our policy provides for random drug testing for our associates.

Ralph, I am excited that you will be joining Capital Bank. I am confident in your ability to build an exceptional I.T. and Operations function at our bank. I am equally confident as a member of the Senior Management team, you will make a significant contribution to Capital Bank as we become the best bank ever in North Carolina and beyond. I look forward to welcoming you to our team very shortly.

Please indicate your acceptance of this offer by signing below and returning a copy to me or Teresa White.

Sincerely,

/s/ B. Grant Yarber

B. Grant Yarber
President and Chief Executive Officer

Accepted:

/s/ Ralph J. Edwards
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Ralph J. Edwards                                      Date